EXHIBIT 99.1

Rockwell Medical Reports First Quarter Results

WIXOM, Mich., May 10, 2016 (GLOBE NEWSWIRE) -- Rockwell Medical, Inc. (NASDAQ:RMTI), a fully-integrated biopharmaceutical company targeting end-stage renal disease (ESRD) and chronic kidney disease (CKD) with innovative products and services for the treatment of iron replacement, secondary hyperparathyroidism and hemodialysis, reported results for the first quarter of 2016.

Q1 2016 Financial Highlights

  Sales were $13.6 million, compared to $13.9 million in Q1 2015, or 1.9% less than Q1 2015.
  Dialysis concentrate sales increased $0.2 million while contract manufacturing sales decreased $0.5 million.
  Gross profit was $1.7 million compared to $2.3 million in Q1 2015.
    Gross profit was impacted by a one-time $0.3 million value add tax related to the Wanbang Triferic license agreement payment of $4 million.
  SG&A expense was $5.0 million compared $5.3 million in Q1 2015.
  R&D expense was $1.3 million compared to $0.8 million in Q1 2015.
  Income tax expense was $0.4 million, related to the $4 million Wanbang license payment.
  Net loss was ($4.8) million or ($0.10) per share compared to ($3.7) million or ($0.07) per share in Q1 2015.
    Net loss was impacted by a one-time $0.7 million charge related to the Wanbang Triferic license agreement payment of $4 million.
  Cash and investments were $69.4 million as of March 31, 2016.

2016 YTD Corporate Highlights

  Received FDA approval to market Triferic® powder packet presentation, which is a more convenient package for customers that reduces storage space and requires fewer reorders to maintain inventory.
  Signed exclusive license and manufacturing supply agreement with Wanbang Biopharma for the rights to commercialize Triferic and Calcitriol in the People's Republic of China. The agreement calls for up to $39 million in milestone payments and ongoing profit on commercial product sales following drug approval in China.

Mr. Robert L. Chioini, Chairman and Chief Executive Officer of Rockwell, stated, "We completed two key objectives in our growth strategy during the first few months of 2016. We secured our first major international partnership, signing a license and supply agreement for the rights to commercialize Triferic and Calcitriol in the People's Republic of China. We expect China will become the largest dialysis market in the world over the next several years. Also, we received our second FDA approval for Triferic, with the April approval of the Triferic powder packet. Gaining this approval is a significant advancement, and it will provide both production and distribution efficiencies for Triferic.”  Mr. Chioini further stated, “We continue to make solid progress on our marketing and reimbursement initiatives with Triferic. This spring we have exhibited at several conferences and as expected there has been high interest in Triferic across the spectrum of stakeholders. We also continue to make progress to obtain transitional add-on reimbursement for Triferic, which we believe will provide a positive catalyst for providers in adopting Triferic as it will offset their cost of conversion to an innovative therapy that benefits their patients.”

Conference Call Information
Rockwell Medical will be hosting a conference call to review its fourth quarter 2015 results on Tuesday, May 10, 2016 at 4:30 pm ET.  Investors are encouraged to call a few minutes in advance at (877) 548-7915, or for international callers (719) 325-4748, passcode # 9698841 or to listen to the call via webcast at the Rockwell Medical IR web page: http://ir.rockwellmed.com/

About Triferic
Triferic is a unique iron replacement product that is delivered to hemodialysis patients via dialysate, replacing the ongoing iron loss that occurs during their dialysis treatment. Triferic is added to the bicarbonate concentrate on-site at the dialysis clinic. Once in dialysate, Triferic crosses the dialyzer membrane and enters the blood where it immediately binds to transferrin and is transported to the erythroid precursor cells to be incorporated into hemoglobin. In completed clinical trials, Triferic has demonstrated that it can effectively deliver sufficient iron to the bone marrow and maintain hemoglobin, without increasing iron stores (ferritin). Please visit www.triferic.com or call Rockwell Medical at 800-449-3353 for more information.

About Rockwell Medical
Rockwell Medical is a fully-integrated biopharmaceutical company targeting end-stage renal disease (ESRD) and chronic kidney disease (CKD) with innovative products and services for the treatment of iron replacement, secondary hyperparathyroidism and hemodialysis.

Rockwell’s recent FDA approved drug Triferic is indicated for iron replacement and maintenance of hemoglobin in hemodialysis patients. Triferic delivers iron to patients during their regular dialysis treatment, using dialysate as the delivery mechanism. In completed clinical trials, Triferic has demonstrated that it safely and effectively delivers sufficient iron to the bone marrow and maintains hemoglobin, without increasing iron stores (ferritin). Rockwell intends to market Triferic to hemodialysis patients in the U.S. dialysis market.

Rockwell’s FDA approved generic drug Calcitriol is for treating secondary hyperparathyroidism in dialysis patients. Calcitriol (active vitamin D) injection is indicated in the management of hypocalcemia in patients undergoing chronic renal dialysis. It has been shown to significantly reduce elevated parathyroid hormone levels. Reduction of PTH has been shown to result in an improvement in renal osteodystrophy. Rockwell intends to market Calcitriol to hemodialysis patients in the U.S. dialysis market.

Rockwell is also an established manufacturer and leader in delivering high-quality hemodialysis concentrates/dialysates to dialysis providers and distributors in the U.S. and abroad. As one of the two major suppliers in the U.S., Rockwell’s products are used to maintain human life by removing toxins and replacing critical nutrients in the dialysis patient’s bloodstream. Rockwell has three manufacturing/distribution facilities located in the U.S.

Rockwell’s exclusive renal drug therapies support disease management initiatives to improve the quality of life and care of dialysis patients and are intended to deliver safe and effective therapy, while decreasing drug administration costs and improving patient convenience. Rockwell Medical is developing a pipeline of drug therapies, including extensions of Triferic for indications outside of hemodialysis. Please visit www.rockwellmed.com for more information.

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws, including, but not limited to, Rockwell’s intention to sell and market Calcitriol and Triferic. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan”, “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While Rockwell Medical believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in Rockwell Medical’s SEC filings. Thus, actual results could be materially different. Rockwell Medical expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Triferic® is a registered trademark of Rockwell Medical, Inc.

ROCKWELL MEDICAL, INC. AND SUBSIDIARY
CONSOLIDATED INCOME STATEMENTS
For the three months ended March 31, 2016 and March 31, 2015
(Unaudited)

	Three Months Ended	Three Months Ended
	March 31, 2016	March 31, 2015
Sales	$13,627,048	$13,883,961
Cost of Sales	11,932,122	11,571,618
Gross Profit	1,694,926	2,312,343
Selling, General and Administrative	4,986,741	5,325,761
Research and Product Development	1,314,430	799,591
Operating Income (Loss)	(4,606,245)	(3,813,009)
Interest and Investment Income, net	186,562	113,815
Interest Expense	-	-
Income (Loss) Before Income Taxes	(4,419,683)	(3,699,194)
Income Tax Expense	404,527	-
Net Income (Loss)	$(4,824,210)	$(3,699,194)

Basic Income (Loss) per Share	$(0.10)	$(0.07)

Diluted Income (Loss) per Share	$(0.10)	$(0.07)

ROCKWELL MEDICAL, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
As of March 31, 2016 and December 31, 2015
(Unaudited)

ASSETS	March 31, 2016	December 31, 2015
Cash and Cash Equivalents	$30,007,500	$31,198,182
Investments Available for Sale	39,435,500	39,482,732
Accounts Receivable, net of a reserve of $35,000 in 2016 and $75,000 in 2015	6,223,520	5,046,733
Inventory	9,163,932	7,871,780
Other Current Assets	931,774	1,026,889
Total Current Assets	85,762,226	84,626,316

Property and Equipment, net	1,690,116	1,646,568
Intangible Assets	123,944	165,657
Goodwill	920,745	920,745
Other Non-current Assets	600,687	462,839
Total Assets	$89,097,718	$87,822,125

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts Payable	$4,420,468	$3,995,216
Accrued Liabilities	3,494,794	3,831,356
Customer Deposits	93,646	264,879
Total Current Liabilities	8,008,908	8,091,451

Deferred License Revenue	20,883,712	17,410,852

Shareholders’ Equity:
Common Shares, no par value, 51,526,877 and 51,501,877shares issued and outstanding	260,530,213	257,773,494
Accumulated Deficit	(199,362,386)	(194,538,176)
Accumulated Other Comprehensive Income	(962,729)	(915,496)
Total Shareholders’ Equity	60,205,098	62,319,822
Total Liabilities And Shareholders' Equity	$89,097,718	$87,822,125

ROCKWELL MEDICAL, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the three months ended March 31, 2016 and March 31, 2015
(Unaudited)

	2016	2015

Cash Flows From Operating Activities:
Net (Loss)	$(4,824,210)	$(3,699,194)
Adjustments To Reconcile Net Loss To Net Cash Used In
Operating Activities:
Depreciation and Amortization	200,089	207,858
Share Based Compensation- Employees	2,679,468	3,292,584
Restricted Stock Tendered in Satisfaction of Tax Liabilities	-	(1,463,601)
Loss on Disposal of Assets	506	2,424

Changes in Assets and Liabilities:
(Increase) in Accounts Receivable	(1,176,787)	(193,829)
(Increase) in Inventory	(1,292,152)	(1,275,821)
(Increase) in Other Assets	(42,733)	(226,301)
Increase (Decrease) in Accounts Payable	425,252	(156,661)
Increase (Decrease) in Other Liabilities	(507,795)	691,984
Deferred License Revenue	3,472,860	(493,227)
Changes in Assets and Liabilities	878,645	(1,653,855)
Cash (Used In) Operating Activities	(1,065,502)	(3,313,784)

Cash Flows From Investing Activities:
Purchase of Equipment	(202,430)	(77,705)
Proceeds from Sale of Assets	-	4,800
Cash Provided By (Used In) Investing Activities	(202,430)	(72,905)

Cash Flows From Financing Activities:
Proceeds from the Issuance of Common Shares and Purchase Warrants	77,250	918,884
Cash Provided By Financing Activities	77,250	918,884

Increase (Decrease) In Cash	(1,190,682)	(2,467,805)
Cash At Beginning Of Period	31,198,182	65,800,451
Cash At End Of Period	$30,007,500	$63,332,646

Michael Rice, Investor Relations; 646-597-6979